                                                                    EXHIBIT 12.1

                          FIRST REPUBLIC BANCORP INC.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                 YEAR ENDED DECEMBER 31,
                                         ---------------------------------------
                                          1994    1993    1992    1991    1990
                                         ------- ------- ------- ------- -------
                                                    ($ IN THOUSANDS)
Income before income taxes.............  $12,238 $21,399 $19,805 $12,546 $ 5,503
                                         ======= ======= ======= ======= =======
Add fixed charges, excluding interest
 on thrift accounts:
  Total interest on debentures and
   other borrowings....................  $30,411 $21,599 $19,340 $13,156 $ 6,238
                                         ======= ======= ======= ======= =======
Ratio of earnings to fixed charges
 excluding interest on thrift accounts.     1.40    1.99    2.02    1.95    1.88
Including interest on thrift accounts:
  Interest on thrift accounts..........   41,024  35,318  39,636  42,681  44,234
                                         ------- ------- ------- ------- -------
  Total fixed charges including
   interest on thrift accounts.........  $71,435 $56,917 $58,976 $55,837 $50,472
                                         ======= ======= ======= ======= =======
Ratio of earnings to fixed charges
 including interest on thrift accounts.     1.17    1.38    1.34    1.23    1.11

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